Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

LOLA ONE ACQUISITION CORPORATION

Lola One Acquisition Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

A.	The name of the Corporation is Lola One Acquisition Corporation.

B.	This Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) amends the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 6, 2017, as amended on March 27, 2018 (as so amended, the “Certificate”), and has been duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the DGCL.

C.	Article I of the Certificate is hereby amended and restated to read as follows:

ARTICLE I

“The name of the corporation is Amesite Inc. (the “Corporation”).”

D.	The Certificate of Amendment of the Certificate so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Certificate remain in full force and effect.

IN WITNESS WHEREOF, Lola One Acquisition Corporation has caused this Certificate of Amendment to be signed by Ann Marie Sastry, Ph.D., a duly authorized officer of the Corporation, on April 30, 2018.

LOLA ONE ACQUISITION CORPORATION

By:	/s/ Ann Marie Sastry
Name:	Ann Marie Sastry, Ph.D.
Title:	Chief Executive Officer